Press Release

EMCORE Corporation Announces Appointment of Chief Financial Officer

ALBUQUERQUE, New Mexico, August 18, 2008 – EMCORE Corporation (NASDAQ: EMKR – News), a leading provider of compound semiconductor–based components and subsystems for the broadband, fiber optic, satellite, and terrestrial solar power markets, today announced that the Board of Directors of EMCORE Corporation (“EMCORE” or the “Company”) appointed John M. Markovich, as Chief Financial Officer, effective August 18, 2008.

Reporting to the CEO, Mr. Markovich will be responsible for the Company’s finance, accounting, financial planning, treasury, tax, and investor relations functions.  Bringing over 20 years of financial leadership to EMCORE, John has a strong background in operational finance, manufacturing, and debt & equity financing transactions.  Prior to joining EMCORE, Mr. Markovich was EVP & CFO of Energy Innovations, Inc., a venture capital-backed solar energy company.  Previously, Mr. Markovich has held leadership positions with several leading technology and financial services companies including Optical Coating Laboratories Inc., Western Digital Corporation, Pictos Technologies, Tickets.com, and Citicorp.

Adam Gushard, the Company’s Interim Chief Financial Officer, will remain with EMCORE as Vice President, Finance, reporting to Mr. Markovich.

“We are very excited about the addition of John Markovich to EMCORE’s management team.  John, an industry veteran, brings broad operational and strategic experience to the organization and will play a critical role in leading the Company through the execution of our business plan going forward,” said Dr. Hong Q. Hou, CEO of EMCORE Corporation.

About EMCORE:

EMCORE Corporation is a leading provider of compound semiconductor–based components and subsystems for the broadband, fiber optic, satellite and solar power markets. EMCORE's Fiber Optics segment offers optical components, subsystems and systems that enable the transmission of video, voice and data over high–capacity fiber optic cables for high–speed data and telecommunications, cable television (CATV) and fiber–to–the–premises (FTTP) networks. EMCORE's Solar Power segment provides solar products for satellite and terrestrial applications. For satellite applications, EMCORE offers high–efficiency compound semiconductor–based gallium arsenide (GaAs) solar cells, covered interconnect cells and fully integrated solar panels. For terrestrial applications, EMCORE offers concentrating photovoltaic (CPV) systems for utility scale solar applications as well as offering its high–efficiency GaAs solar cells and CPV components for use in solar power concentrator systems. For specific information about our company, our products or the markets we serve, please visit our website at http://www.emcore.com.

Contacts:

TTC Group
Victor Allgeier
(646) 290-6400
info@ttcominc.com